Exhibit 21.01

SUBSIDIARIES OF THE COMPANY

Subsidiary Name	State/ Jurisdiction of Incorporation/Formation

The Pride Group (QLD) Pty Ltd.	Australia
PVBJ Inc.	New Jersey